FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS January 24, 2007

USA Truck, Inc. (NASDAQ: USAK) today announced the promotion of Jerry D. Orler to Chief Executive Officer and President.

Mr. Orler was one of the founders of the Company in 1989 and has been a member of the Board of Directors and an officer of the Company since that time. He is a Certified Public Accountant and served as the Company’s Chief Financial Officer from 1989 until 2002 when he was promoted to President, an office that he will retain. He also served as Secretary from 1992 to 2001. Prior to joining USA Truck, Mr. Orler was employed by Arkansas Best Corporation and its subsidiaries for 24 years.

Mr. Orler will head up an executive management team that he helped to assemble. Since 2002, that management team has orchestrated a turnaround in the financial performance of USA Truck, including 58% base revenue growth, over 400 basis points of operating margin improvement, an eight-fold increase in diluted earnings per share as well as a recapitalization of the Company’s balance sheet. During his tenure as President, Mr. Orler has also been instrumental in starting the Company’s Regional Freight division and in successfully implementing an ISO 9000:2000 Quality Management and Assurance system at USA Truck. Mr. Orler will succeed Robert M. Powell as CEO.

“On behalf of the Board, I want to thank Bob for his many years of leadership as USA Truck’s first CEO,” stated Mr. Orler. “Personally, I want to thank him for his support and trust in me, and I look forward to his continued participation in the management of USA Truck and his faithful stewardship of our stockholders’ interests as Chairman. The management team and I have our work cut out for us, and we’re anxious to get to it. I’ve got big shoes to fill.”

The management team’s performance and its promising future have afforded Mr. Powell the opportunity to step down as Chief Executive Officer after 18 years. Mr. Powell, who is also one of the Company’s largest non-institutional shareholders with approximately 9.3% of the Company’s outstanding shares, will remain an active Chairman of the Board, a position that he has held since 2000. Mr. Powell has been a Director of the Company since 1983, and he served as President from 1988 to 2002. He has overseen the Company’s revenue growth from $30 million in 1988 to over $400 million in 2006 and guided the Company through its initial public offering in 1992. An admired and respected figure in Arkansas trucking for nearly 35 years, Mr. Powell began his career with Arkansas Best Freight System, Inc. in Kansas City, MO in 1960 after serving as an aircraft carrier attack aviator in the United States Navy.

The time is right for this transition, according to Mr. Powell. “Jerry Orler and I have worked together in one capacity or another for over 40 years, so I know how important his leadership and energy are to this Company. He’s earned this promotion,” Powell said. “It’s time for me to take a step back and let these younger managers take the reigns. I have a great deal of confidence in the management team USA Truck has in place and I feel certain that I’m leaving the management of the Company in capable hands.”

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. We cannot assure you that we will be able to continue the positive trends identified in this press release such as growth in our base revenue, operating margin improvements, increases in diluted earnings per share or further improvements to our balance sheet. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions through multiple modes of transportation including our assets and technology, as well as the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “Press Releases” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633